                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         DURA AUTOMOTIVE SYSTEMS, INC.

                                      AND

                        WINDOWS ACQUISITION CORPORATION

                                      AND

                             EXCEL INDUSTRIES, INC.
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                               TABLE OF CONTENTS

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ARTICLE 1.
  THE MERGER..............................................................................................           1
    SECTION 1.1           The Merger......................................................................           1
    SECTION 1.2           Effective Time..................................................................           1
    SECTION 1.3           Effects of the Merger...........................................................           1
    SECTION 1.4           Articles and Bylaws.............................................................           1
    SECTION 1.5           Conversion of Securities........................................................           2
    SECTION 1.6           Parent to Make Certificates Available...........................................           5
    SECTION 1.7           Dividends; Transfer Taxes; Withholding..........................................           5
    SECTION 1.8           No Fractional Securities........................................................           6
    SECTION 1.9           Return of Exchange Fund.........................................................           6
    SECTION 1.10          Adjustment of Conversion Number.................................................           6
    SECTION 1.11          No Further Ownership Rights in Company Common Stock.............................           7
    SECTION 1.12          Closing of Company Transfer Books...............................................           7
    SECTION 1.13          Lost Certificates...............................................................           7
    SECTION 1.14          Legend..........................................................................           7
    SECTION 1.15          Further Assurances..............................................................           7
    SECTION 1.16          Directors and Officers..........................................................           8
    SECTION 1.17          Closing.........................................................................           8
    SECTION 1.18          Tax Treatment...................................................................           8

ARTICLE 2.
  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB........................................................           8
    SECTION 2.1           Organization, Standing and Power................................................           8
    SECTION 2.2           Capital Structure...............................................................           8
    SECTION 2.3           Authority.......................................................................           9
    SECTION 2.4           Consents and Approvals; No Violation............................................           9
    SECTION 2.5           SEC Documents and Other Reports.................................................          10
    SECTION 2.6           Registration Statement and Prospectus...........................................          11
    SECTION 2.7           Absence of Certain Changes or Events............................................          11
    SECTION 2.8           Permits and Compliance..........................................................          12
    SECTION 2.9           Tax Matters.....................................................................          12
    SECTION 2.10          Actions and Proceedings.........................................................          13
    SECTION 2.11          Certain Agreements..............................................................          13
    SECTION 2.12          ERISA...........................................................................          13
    SECTION 2.13          Compliance with Certain Laws....................................................          14
    SECTION 2.14          Liabilities.....................................................................          14
    SECTION 2.15          Labor Matters...................................................................          14
    SECTION 2.16          Intellectual Property...........................................................          14
    SECTION 2.17          Environmental Matters...........................................................          14
    SECTION 2.18          Operations of Sub...............................................................          15
    SECTION 2.19          Financing.......................................................................          15
    SECTION 2.20          Brokers.........................................................................          16
    SECTION 2.21          Required Vote of Shareholders...................................................          16
    SECTION 2.22          Ownership of Shares.............................................................          16
    SECTION 2.23          State Takeover Statutes and Shareholder Rights Plan.............................          16
    SECTION 2.24          Investigations; Litigation......................................................          16
    SECTION 2.25          Contracts and Commitments.......................................................          16
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    SECTION 2.26          Real Estate Leases..............................................................          17
    SECTION 2.27          Real Property...................................................................          17
    SECTION 2.28          Opinion of Financial Advisor....................................................          18

ARTICLE 3.
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................          18
    SECTION 3.1           Organization, Standing and Power................................................          18
    SECTION 3.2           Capital Structure...............................................................          18
    SECTION 3.3           Authority.......................................................................          19
    SECTION 3.4           Consents and Approvals: No Violation............................................          19
    SECTION 3.5           SEC Documents and Other Reports.................................................          20
    SECTION 3.6           Absence of Certain Changes or Events............................................          20
    SECTION 3.7           Registration Statement and Joint Proxy Statement................................          21
    SECTION 3.8           Permits and Compliance..........................................................          21
    SECTION 3.9           Tax Matters.....................................................................          22
    SECTION 3.10          Actions and Proceedings.........................................................          22
    SECTION 3.11          Certain Agreements..............................................................          23
    SECTION 3.12          ERISA...........................................................................          23
    SECTION 3.13          Compliance with Certain Laws....................................................          24
    SECTION 3.14          Liabilities.....................................................................          24
    SECTION 3.15          Labor Matters...................................................................          24
    SECTION 3.16          Intellectual Property...........................................................          24
    SECTION 3.17          Environmental Matters...........................................................          24
    SECTION 3.18          Required Vote of Company Shareholders...........................................          25
    SECTION 3.19          Brokers.........................................................................          25
    SECTION 3.20          State Takeover Statutes and Shareholder Rights Plan.............................          25
    SECTION 3.21          Investigations; Litigation......................................................          26
    SECTION 3.22          Contracts and Commitments.......................................................          26
    SECTION 3.23          Real Estate Leases..............................................................          27
    SECTION 3.24          Real Property...................................................................          27
    SECTION 3.25          Opinion of Financial Advisor....................................................          27

ARTICLE 4.
  COVENANTS RELATING TO CONDUCT OF BUSINESS...............................................................          27
    SECTION 4.1           Conduct of Business Pending the Merger..........................................          27
    SECTION 4.2           No Solicitation.................................................................          30
    SECTION 4.3           Third Party Standstill Agreements...............................................          31

ARTICLE 5.
  ADDITIONAL AGREEMENTS...................................................................................          31
    SECTION 5.1           Shareholder Meetings............................................................          31
    SECTION 5.2           Preparation of the Registration Statement and the Joint Proxy Statement.........          32
    SECTION 5.3           Access to Information...........................................................          32
    SECTION 5.4           Fees and Expenses...............................................................          32
    SECTION 5.5           Reasonable Good Faith Efforts...................................................          33
    SECTION 5.6           Securities Filings..............................................................          33
    SECTION 5.7           Indemnification.................................................................          33
    SECTION 5.8           Employee Benefits...............................................................          34
    SECTION 5.9           State Takeover Laws.............................................................          34
    SECTION 5.10          Notification of Certain Matters.................................................          34
    SECTION 5.11          Designation of Directors........................................................          34
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    SECTION 5.12          Letters of Parent's and the Company's Accountants...............................          34
    SECTION 5.13          Amendment of Rights Agreement...................................................          35
    SECTION 5.14          Financing.......................................................................          35

ARTICLE 6.
  CONDITIONS PRECEDENT TO THE MERGER......................................................................          35
    SECTION 6.1           Conditions to Each Party's Obligation to Effect the Merger......................          35
    SECTION 6.2           Conditions to Obligation of the Company to Effect the Merger....................          36
    SECTION 6.3           Conditions to Obligations of Parent and Sub to Effect the Merger................          36

ARTICLE 7.
  TERMINATION, AMENDMENT AND WAIVER.......................................................................          37
    SECTION 7.1           Termination.....................................................................          37
    SECTION 7.2           Effect of Termination...........................................................          39
    SECTION 7.3           Amendment.......................................................................          39
    SECTION 7.4           Waiver..........................................................................          39
    SECTION 7.5           Fees on Termination.............................................................          39

ARTICLE 8.
  GENERAL PROVISIONS......................................................................................          41
    SECTION 8.1           Non-Survival of Representations, Warranties and Agreements......................          41
    SECTION 8.2           Notices.........................................................................          41
    SECTION 8.3           Interpretation..................................................................          42
    SECTION 8.4           Counterparts....................................................................          42
    SECTION 8.5           Entire Agreement; No Third-Party Beneficiaries..................................          42
    SECTION 8.6           Governing Law...................................................................          42
    SECTION 8.7           Assignment......................................................................          43
    SECTION 8.8           Severability....................................................................          43
    SECTION 8.9           Enforcement of this Agreement...................................................          43
    SECTION 8.10          Litigation Costs................................................................          43
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                                      iii
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                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of January   , 1999 (this
"Agreement"), among DURA AUTOMOTIVE SYSTEMS, INC., a Delaware corporation ("Parent"), WINDOWS ACQUISITION CORPORATION, an Indiana corporation and a wholly-owned subsidiary of Parent ("Sub"), and EXCEL INDUSTRIES, INC., an Indiana corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, no par value, of the Company ("Company Common Stock") will be converted, at the option of the holder thereof, into either (i) cash in the amount of $25.50 per share of Company Common Stock, (ii) 0.8 shares of Parent Class A Common Stock, par value $0.01 per share ("Parent Common Stock") or (iii) a combination thereof as hereinafter provided;

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies, is in the best interests of corporation and is in the best interests of their respective shareholders; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

    SECTION 1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with Indiana law, the Company shall be merged with and into Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of the Company in accordance with Indiana law.

    SECTION 1.2 Effective Time. The merger shall become effective when the articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of Indiana law, are duly filed with the Secretary of State of the State of Indiana (the "Secretary"). Upon issuance of a certificate of merger by the Secretary in accordance with the relevant provisions of Indiana law, the Merger shall be effected (the time of such issuance of a certificate of merger being referred to as the "Effective Time"). The filing of the Articles of Merger by the Company and the Sub shall be made on the date of the Closing (as defined in Section 1.17), or as promptly thereafter as practicable.

    SECTION 1.3 Effects of the Merger. The effect of the merger shall be as provided by Indiana law.

    SECTION 1.4 Articles and Bylaws. At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except the name of the Surviving Corporation shall be "Excel Industries, Inc." At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation of the Surviving Corporation or by applicable law.

    SECTION 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

        (a) Each issued and outstanding share of common stock, no par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) (i) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock (and each related preferred stock purchase right) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted, at the option of the holder thereof, into the right to receive either (A) $25.50 in cash (the "Cash Consideration"), (B) 0.8 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of Parent Common Stock or (C) a combination of cash and Parent Common Stock, determined in accordance with Sections 1.5(c)(iv), (v) and (vi) below (collectively, the "Merger Consideration"). All such shares of Company Common Stock (and such preferred stock purchase rights), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid pursuant to Section 1.8, or the Cash Consideration, in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

        (ii) Subject to the election and allocation procedures set forth in this
    Section 1.5, each holder of record of shares of Company Common Stock as of the record date for the meeting of shareholders of the Company referred to in Section 5.1 will with respect to all or a portion of such shares be entitled to (A) elect to receive certificates evidencing such number of whole shares of Parent Common Stock into which such number of shares of Company Common Stock would be converted in accordance with the Conversion Number (a "Securities Election"), (B) elect to receive the Cash Consideration multiplied by such number of shares of Company Common Stock (a "Cash Election"), or (C) indicate that such holder has no preference as to the receipt of cash or shares of Parent Common Stock in exchange for such shares of Company Common Stock (a "Non-Election"). All such elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of Company Common Stock as of the record date for the meeting of shareholders of the Company referred to in Section 5.1. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities ("Representatives") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner entitled to so elect pursuant to the first sentence of this Section 1.5(c)(ii). Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent (as defined in Section 1.6) properly completed and signed Forms of Election. In order to be effective, a Form of Election must be received by the Exchange Agent no later than the close of business on the last business day prior to the Effective Time. All elections may be revoked until the last business day prior to the Effective Time. Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed and properly and timely submitted or revoked and to disregard immaterial defects in Forms of Election, and any good faith

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    decision of Parent or the Exchange Agent in such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election. Any holder of shares of Company Common Stock who fails to make an election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have made a Non-Election.

       (iii) The aggregate number of shares of Company Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be equal to 50.0% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and the aggregate number of shares of Company Common Stock to be converted into the right to receive shares of Parent Common Stock in the Merger (the "Securities Election Number") shall be equal to 50.0% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        (iv) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock with respect to which Securities Elections have been made (the "Securities Election Shares") and all shares of Company Common Stock with respect to which Non-Elections have been made (the "Non-Election Shares") shall be converted into the right to receive shares of Parent Common Stock in accordance with Section 1.5(c)(i) above, and the Cash Election Shares shall be converted into the right to receive shares of Parent Common Stock and cash in the following manner:

           each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Conversion Number and (y) a fraction equal to one minus the Cash Fraction.

        (v) If the aggregate number of Securities Election Shares exceeds the Securities Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash in accordance with
    Section 1.5(c)(i) above, and all Securities Election Shares shall be converted into the right to receive shares of Parent Common Stock and cash in the following manner:

           each Securities Election Share shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (x) the Conversion Number and (y) a fraction (the "Securities Fraction"), the numerator of which shall be the Securities Election Number and the denominator of which shall be the total number of Securities Election Shares and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Securities Fraction.

        (vi) In the event that neither Section 1.5(c)(iv) nor Section 1.5(c)(v) above is applicable, all Cash Election Shares shall be converted into the right to receive cash in accordance with Section 1.5(c)(i) above, all Securities Election Shares shall be converted into the right to receive shares of Parent Common Stock in accordance with Section 1.5(c)(i) above, and the Non-Election Shares, if any, shall be converted into the right to receive shares of Parent Common Stock, and cash in the following manner:

           each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the Cash Election Number over the total

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           number of Cash Election Shares and the denominator of
           which shall be the excess of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time over (B) the sum of the total number of Cash Election Shares and the total number of Securities Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Conversion Number and (y) a fraction equal to one minus the Non-Election Fraction.

       (vii) The Exchange Agent shall make all computations contemplated by this
    Section 1.5 and all such computations shall be binding and conclusive on the holders of Company Common Stock.

        (d) Each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Stock Option Plans (as hereinafter defined)(excluding Company Stock Options which as of the Effective Time have not yet been granted under the Company Stock Option Plans) will be assumed by Parent as hereinafter provided. Pursuant to
    Section 4.4 of each Company Stock Option Plan, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Conversion Number, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option divided by the Conversion Number. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) the Company Stock Option Plans shall be amended so that all references in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder shall be deemed to refer to Parent; (ii) Parent shall assume the Company Stock Option Plans and all of the Company's obligations thereunder with respect to the Company Stock Options; (iii) Parent shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent and (iv) the Company Stock Option Plans shall be terminated. If required by law in addition to the existing Parent Registration Statement on Form S-8 relating to such Parent Stock Options, as soon as practicable following the Effective Time of the Merger, Parent shall use its best efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") with respect to the Company Stock Options that have been converted into Parent Stock Options.

        (e) As of the Effective Time (i) each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants") shall be converted into a warrant (an "Adjusted Company Warrant") to (A) purchase the number of shares of Parent Common Stock equal to one-half of the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Conversion Number and (B) receive cash in an amount equal to one-half of the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Cash Consideration, (ii) all references in each such Company Warrant to the Company shall be deemed to refer to Parent and (iii) Parent shall assume the obligations of the Company under the Company Warrant. The other terms of each Adjusted Company Warrant (including the aggregate exercise price contained therein), and the agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Company Warrant shall be the date on which the corresponding Company Warrant was granted. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any consents from holders of Company Warrants that are necessary to give effect to the transactions contemplated by this Section 1.5(e).

        (f) After the date hereof, the Company will not grant any further awards under the Company's 1997 Long Term Incentive Plan (the "LTIP"). Prior to the Effective Time, the Company will take all action necessary to amend the LTIP to provide that the LTIP shall be terminated as of the Effective Time and all obligations shall be extinguished thereunder. The Company shall amend the Excel Industries Inc. Stock Purchase Plan to provide that (i) no participant contributions may be made

                                       4
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    thereto on and after March 31, 1999, (ii) no participant may increase his level of contributions from the level in effect immediately prior to the date hereof, and (iii) all purchases of Company Stock with respect to contributions made prior such date shall be made as soon as practicable, but in no event later than one day prior to the Effective Time.

    SECTION 1.6  Parent to Make Certificates Available.

        (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, the total Cash Consideration, certificates representing the shares of Parent Common Stock issued pursuant to Section 1.5(c) in exchange for outstanding certificates representing shares of Company Common Stock and cash required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such total Cash Consideration, cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cash Consideration and certificates representing the Parent Common Stock contemplated to be delivered pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.6, 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

        (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor either (i) the Cash Consideration, or (ii) a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7. Until surrendered as contemplated by this Section 1.6 hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 1, certain dividends or other distributions in accordance with Section 1.7 hereof and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8 hereof. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 1.

    SECTION 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive the Merger Consideration and no certificates evidencing Parent Common Stock, Cash Consideration or cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person surrenders the related Certificate or Certificates, as provided in Section 1.6. Following the surrender of the Certificate, subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing whole shares of Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment

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
date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    SECTION 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the closing price of the Parent Common Stock on the Nasdaq Stock Market ("Nasdaq") on the date before the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    SECTION 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Cash Consideration, Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such Cash Consideration, shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or Company Common Stock, any change or conversion of Parent Common Stock or Company Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock or Company Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this

Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number and Cash Consideration, and all references to the Conversion Number and Cash Consideration in this Agreement shall be deemed to be to the Conversion Number and Cash Consideration as so adjusted.

    SECTION 1.11 No Further Ownership Rights in Company Common Stock. All Cash Consideration and shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    SECTION 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    SECTION 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own shareholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    SECTION 1.14 Legend. Certificates representing shares of Parent Common Stock issued in accordance with the terms of this Agreement in exchange for shares of Company Common Stock surrendered by any "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, shall bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A RULE 145 TRANSACTION, AS THAT TERM IS USED IN RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED ONLY
(1) PURSUANT TO RULE 145, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (3) UPON RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE ACT.

    SECTION 1.15 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    SECTION 1.16 Directors and Officers. The persons who are directors of Sub immediately prior to the Effective Time, shall, after the Effective Time, comprise the Board of Directors of the Surviving Corporation. At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Sub immediately prior to the Effective Time. Each of such directors and officers of the Surviving Corporation shall hold office until their respective successors have been duly elected or appointed and qualified or as otherwise provided in the Articles of Incorporation of the Surviving Corporation, the Bylaws of the Surviving Corporation or by law.

    SECTION 1.17 Closing. Unless this Merger Agreement shall have been terminated pursuant to the provisions of Article 7 hereof the closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place on or before the business day immediately after all of the conditions set forth in
Article VI of this Agreement have been satisfied or waived, as the case may be, or such other date as may be mutually agreed to by the parties (the "Closing Date"); provided, however, that if any of the conditions provided for in Article 6 hereof shall not have been satisfied or waived in accordance with the terms hereof by the Closing Date, then either party to this Merger Agreement shall be entitled to postpone the Closing by notice to the other party until such condition or conditions shall have been met or waived.

    SECTION 1.18 Tax Treatment. Each of Parent, Sub, and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization pursuant to Section 368(a) of the Code.

                                   ARTICLE 2.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    SECTION 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

    SECTION 2.2 Capital Structure. As of the Effective Time, the authorized capital stock of Parent will consist of 30,000,000 shares of Parent Common
Stock, 10,000,000 shares of Class B Common Stock, par value $         0.01 per
share (the "Parent Class B Common Stock") and 5,000,000 shares of Preferred
Stock, par value $         1.00 per share (the "Parent Preferred Stock"). At the
close of
business on January 18, 1999, (i) 9,029,085 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 2,200,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1996 Key Employee Stock Option Plan, Employee Discount Stock Purchase Plan, Independent Director Stock Option Plan and 1998 Stock Incentive Plan (collectively, "Parent Stock Plans"). All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering 1,092,697 shares of Parent Common Stock (collectively, the "Parent Stock Options"), and (c) 3,325,303 shares of Parent Common Stock reserved for issuance upon the conversion of the Parent Class B Common Stock and 1,289,000 shares of Parent Common Stock reserved for issuance upon the conversion of the 7 1/2% Trust Preferred Securities into the Parent's 7 1/2% Convertible Subordinated Debentures and the subsequent conversion of the 7 1/2% Convertible Subordinated Debentures into Parent Common Stock, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 2.3 Authority. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement (a) declared the Merger advisable and duly approved and adopted this Agreement in accordance with the applicable law, (b) resolved to recommend the approval by Parent's shareholders of the matters covered by the Parent Shareholder Approvals (as hereinafter defined) and (c) directed that this Agreement and the other matters subject to Parent Shareholder Approvals be submitted to Parent's shareholders for approval. Each of Parent and Sub has all requisite corporate power and authority, and no other corporate proceeding on the part of Parent or Sub is necessary, to enter into this Agreement and subject to (y) the Parent Shareholders' Approvals and
(z) the filing of appropriate Merger documents as required by Indiana law, to issue the Parent Common Stock in connection with the Merger (the "Share Issuance"), to pay the total Cash Consideration and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by Indiana law. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to judicial discretion. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

    SECTION 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.4 have been obtained and all filings and obligations described in this Section
2.4 have been made, except as set forth on Schedule 2.4 of the disclosure schedule delivered contemporaneously herewith (the "Disclosure Schedule") the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Charter or Bylaws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries,
(iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and the anti-trust laws of the European Union and its members (the "European Union Laws"), (ii) the filing of Articles of Merger with the Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (v) applicable requirements, if any, of state securities or "blue sky" laws (the "Blue Sky Laws") and Nasdaq, and (vi) such other consents, orders authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby.

    SECTION 2.5 SEC Documents and Other Reports. Parent has, since December 31, 1996, filed all documents and reports which it is required to file with the SEC, including, without limitation, an Annual Report on Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, and a Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and as amended through the date hereof), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments which would not in the aggregate be material in amount or effect).

Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since January 1, 1998, made any change in the accounting principles, practices, methods or policies applied in the preparation of financial statements.

    SECTION 2.6 Registration Statement and Prospectus. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Company Shareholder Meeting will (i) in the case of the Registration Statement, at the time it is filed, when it is supplemented or amended and when it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of the Company Shareholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act. At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Parent Disclosure Document") other than the Registration Statement or Joint Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Merger each such Parent Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 2.7  Absence of Certain Changes or Events.  Except as disclosed in
Schedule 4.1 or Schedule 2.7 of the Disclosure Schedule, or the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since January 1, 1998, (A) Parent and its Subsidiaries have not entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by
Section 4.l(a)(v), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock; (D) there has been no event causing, or reasonably likely to cause, a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; and
(E) except as permitted by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of the Parent's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Parent in respect of the Parent's capital stock, or any issuance of any shares of capital stock of the Parent, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of the Parent or any stock split or other change in the Parent's capitalization; (F) neither the Parent nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any labor unions representing employees of the Parent or any Subsidiary; and (G) except as disclosed in the Parent SEC Documents, neither the Parent nor any Subsidiary has entered into or agreed to enter into any amendment of any material term of any outstanding security of the Parent or any Subsidiary.

    SECTION 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity which, to the Knowledge of Parent (as hereinafter defined), are necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its Charter, Bylaws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or
(C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (B) and
(C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Set forth on Schedule 2.8 of the Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Parent and its Subsidiaries as described on Parent's Annual Report on Form 10-K. "Knowledge of Parent" means the actual knowledge of any of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Parent.

    SECTION 2.9  Tax Matters.  Except as disclosed on Schedule 2.9:

        (a) Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material
    Adverse Effect on Parent. All such Tax Returns are correct and complete in all material respects.

        (b) Each of the Parent and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect. Each of the Parent and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

        (c) There is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to the Parent or any of its Subsidiaries. Neither the Parent nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

        (d) No deficiency for any amount of Tax has been asserted or assessed against the Parent or any of its Subsidiaries which either (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts or (ii) would have a Material Adverse Effect if required to by paid.

        (e) No election under Section 341(f) of the Code has been made to treat the Parent or any of its Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither the Parent nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    SECTION 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents or Schedule 2.24 of the Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, as such, any of its properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries, any of its properties, assets or business or any Parent Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of its properties, assets or business relating to the transactions contemplated by this Agreement.

    SECTION 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    SECTION 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multi-employer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so,
(iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Parent, there is no reason why any Parent Plan is not so qualified in operation. Except as set forth on Schedule 2.12, neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multi-employer Plan that such Parent Multi-employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multi-employer

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Plan intends to terminate or has been terminated under Section 4041A of ERISA.
Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent SEC Documents. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multi-employer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability,
(ii) "Parent Multi-employer Plan" means a "Multi-employer plan" (as defined in
Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and
(iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c),
(m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    SECTION 2.13 Compliance with Certain Laws. To the Knowledge of Parent, the properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

    SECTION 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with past practices, or expressly disclosed in the footnotes thereto, Parent and its Subsidiaries have no liabilities (including, without limitation, Tax liabilities and workmen's compensation liabilities), absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent, and, to the Knowledge of Parent, have no liabilities (including, without limitation, Tax liabilities) that were not incurred in the ordinary course of business other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

    SECTION 2.15 Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract except as set forth on Schedule 2.15 of the Disclosure Schedule. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Knowledge of Parent, threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

    SECTION 2.16 Intellectual Property. Parent and its Subsidiaries own or have a valid license to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") that are used in connection with the business of the Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Parent. To the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 2.17  Environmental Matters.

    Except as disclosed on Schedule 2.17 of the Disclosure Schedule:

        (a) Each of the Parent and its Subsidiaries has complied with, and is in compliance with, all Environmental and Safety Requirements (including all permits, licenses and other authorizations required thereunder), except for any such noncompliance which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (b) Neither the Parent nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any actual or potential liability, including any investigatory, remedial or corrective obligation, relating to any of them or its facilities arising under Environmental and Safety Requirements, except for any notice, report or information, the subject of which, would not reasonably be expected to result in liabilities in excess of $250,000.

        (c) None of the Parent or any of its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, or any other Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to exceed $250,000.

        (d) Neither this Agreement nor the transaction that is the subject of this Agreement will result in any obligations for environmental disclosure, investigation or cleanup, or notification to or consent of government agencies or third parties, with respect to any of the properties or facilities of the Parent or any of its Subsidiaries, pursuant to any so-called so-called "property transfer" Environmental and Safety Requirements.

        (e) Neither the Parent nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (f) No capital expenditures relating the facilities or operations of the Parent or any of its Subsidiaries are anticipated to be required within three years after the Closing Date in order to comply with current or future Environmental and Safety Requirements, except for such expenditures that, individually or in the aggregate, are not reasonably expected to exceed $250,000.

For purposes of this Agreement, "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning occupational health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

    SECTION 2.18 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 2.19 Financing. The Company has received copies of a commitment letter dated January 18, 1999 from Bank of America National Trust and Savings Association and Nationsbanc

Montgomery Securities LLC (the "Financing Commitment Letter"), pursuant to which the foregoing has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to Parent and its subsidiaries of up to $ 700,000,000 (the "Financing"). The aggregate commitments under the Financing are in an amount sufficient to pay the cash portion of the Merger Consideration, and to pay related fees and expenses. As of the date hereof, the Financing Commitment Letter relating to the Financing has not been withdrawn and Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Commitment Letter relating to the Financing not being satisfied.

    SECTION 2.20 Brokers. Except as set forth on Schedule 2.20 of the Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    SECTION 2.21 Required Vote of Shareholders. The affirmative vote of a majority of the votes of the shareholders of the Sub is required to approve this Agreement. The affirmative vote of a majority of the quorum of the Parent's stockholders is required to approve the Share Issuance. No other vote of the stockholders of Parent is required by law, the Charter or By-Laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby. The requisite votes for the approval of this Agreement and for approval of the Share Issuance are, collectively, the "Parent Shareholders' Approvals."

    SECTION 2.22 Ownership of Shares. Neither Parent nor any of its Subsidiaries (i) "Beneficially Owns" or is the "Beneficial Owner" of (as such terms are defined in the Company's Rights Agreement (as herein after defined)), or (ii) "owns," any Shares of Company Common Stock.

    SECTION 2.23 State Takeover Statutes and Shareholder Rights Plan. Assuming the accuracy of the Company's representations and warranties contained in
Section 3.20 (Ownership of Shares), as of the date hereof, no state takeover statutes or supermajority Charter provisions are applicable to the Merger, this Agreement and the transactions contemplated hereby.

    SECTION 2.24  Investigations; Litigation.

        (a) Except as described in Schedule 2.24, and other than reviews pursuant to the HSR Act, there are, no pending investigations, reviews or inquiries by any Governmental Entity (an "Investigation") with respect to Parent or any Subsidiary or with respect to the activities of any officer, director or employee of Parent, nor to the Knowledge of Parent is an Investigation threatened, nor has any Governmental Entity indicated to Parent or any executive officer of Parent an intention to conduct an Investigation, other than Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, have a Material Adverse Effect.

        (b) Except as described in Schedule 2.24 hereto, (i) there are no actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Merger or which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against Parent or any Subsidiary enjoining any of them in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iii) there are no actions pending, or to the Knowledge of Parent, threatened against the directors or any director of Parent alleging a breach of such directors' or director's fiduciary duties.

    SECTION 2.25  Contracts and Commitments.

    Except as disclosed on Schedule 2.25 to the Disclosure Schedule:

        (a) Parent is not nor is any Subsidiary, with respect to its business, a party to any oral or written contract:

            (i) that prohibits Parent or any of its Subsidiaries from freely engaging or competing in its line of business anywhere in the world;

            (ii) that is not on arms-length terms;

           (iii) pursuant to which Parent or any of its Subsidiaries has incurred or accrued losses;

            (iv) that commits Parent or any of its Subsidiaries to purchase or sell any properties or assets outside of the ordinary course of business for consideration in excess of $100,000;

            (v) that involves an unfulfilled obligation, individually or in the aggregate, in excess of $100,000 and is not terminable by Parent or any of its Subsidiaries upon less than 60 calendar days' notice for a cost of not less than $100,000;

        (b) Since December 31, 1997, none of Parent's or any of its Subsidiaries' significant customers, suppliers, outside service providers or sources of referral has indicated that it will stop or materially decrease the rate of business done with or referred to either Parent or any such Subsidiary.

        (c) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price.

        (d) The Company has been supplied with a true and correct copy of all written contracts which are referred to on Schedule 2.25, together with all amendments, exhibits, attachments, waivers or other changes thereto.

    SECTION 2.26  Real Estate Leases.  Schedule 2.26 hereto sets forth a list of
(a) all leases and subleases under which Parent and its Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto, (b) all options held by Parent and its Subsidiaries or contractual obligations on the part of Parent and its Subsidiaries to purchase or acquire any interest in real property and (c) all options granted by Parent and its Subsidiaries or contractual obligations on the part of Parent and its Subsidiaries to sell or dispose of any interest in real property. To Parent's knowledge, there is not any lien, claim, option, charge, security interest, limitation, encumbrance or restriction of any kind (any of the foregoing being a "Lien") on any of the leasehold interests set forth on Schedule 2.26 hereto except for (a) Liens reflected in the balance sheet included in Parent's SEC Documents, (b) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or a materially impair the use of, such property by Parent and its Subsidiaries in the operation of their respective businesses, (c) Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles (which contested levies are described on Schedule 2.26), and (d) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice (collectively, "Permitted Liens").

    SECTION 2.27 Real Property. Schedule 2.27 hereto lists all real property owned by Parent and its Subsidiaries. Each of Parent and its Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on Schedule 2.27 hereto, in each case, to Parent's knowledge, free and clear of all Liens, except for Permitted Liens.

    SECTION 2.28 Opinion of Financial Advisor. Parent has received the opinion of Robert W. Baird & Co. Incorporated, dated January 18, 1999, to the effect that, as of such date, the Merger Consideration to be paid in the Merger by Parent is fair to Parent from a financial point of view, a copy of which opinion will be delivered to the Company promptly after the execution and delivery of this Agreement.

                                   ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    SECTION 3.1 Organization, Standing and Power. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.2 Capital Structure. As of the Effective Time, the authorized capital stock of the Company will consist of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock (the "Company Preferred Stock"). At the close of business on January 18, 1999, (i) 12,179,031 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 473,550 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1994 Stock Compensation Plan, (iii) 500,000 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1997 Long Term Incentive Plan, (iv) 251,659 shares of Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan; 381,000 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants granted in connection with the acquisition of Anderson Industries, Inc. by the Company and (vi) no shares of the Company Preferred Stock were issued or outstanding. As of the date of this Agreement, except for (a) this Agreement,
(b) stock options covering 321,900 shares of Company Common Stock (collectively, the "Company Stock Options"), (c) 202,500 shares subject to issuance pursuant to grants under the LTIP, (d) shares reserved for issuance upon exercise of the Company Warrants and (e) the Company Rights Plan (as hereinafter defined), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (as hereinafter defined), each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) duly approved and adopted this Agreement in accordance with Indiana law and declared it to be in the best interests of the Company, (b) resolved to recommend the approval of this Agreement by the Company's shareholders and (c) directed that this Agreement be submitted to the Company's shareholders for approval. The Company has all requisite corporate power and authority, and no other corporate proceeding on the part of the Company is necessary, to enter into this Agreement and, subject to approval by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the shareholders of the Company and (y) the filing of appropriate Merger documents as required by Indiana law. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to judicial discretion.

    SECTION 3.4 Consents and Approvals: No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, except as set forth on Schedule 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries (iv) any shareholder agreement, or (v) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii), (iv) or (v), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Exchange Act and the European Union Laws, (ii) the filing of the Articles of Merger with the Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (v) applicable requirements, if any, of Blue Sky Laws and the New York Stock Exchange (the "NYSE"), and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

    SECTION 3.5 SEC Documents and Other Reports. The Company has, since December 28, 1996, filed all documents and reports which it is required to file with the SEC including, without limitation, an Annual Report on Form 10-K for the fiscal years ended December 28, 1996 and December 27, 1997 and a Quarterly Report on Form 10-Q for the quarter ended September 26, 1998 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and as amended through the date hereof), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any adjustments described therein and to adjustments for inventories, receivables and other normal year-end audit adjustments consistent with past practices). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 27, 1997, made any change in the accounting principles, practices, methods or policies applied in the preparation of financial statements.

    SECTION 3.6  Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.6 of the Disclosure Schedule, since December 27, 1997, (A) the Company and its Subsidiaries have not entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company;
(C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4. l(b)(v), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; (D) there has been no event causing, or reasonably likely to cause, a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (E) except as permitted by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of the Company's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's capital stock, or any issuance of any shares of capital stock of the Company, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of the Company or any stock split or other change in the Company's capitalization; (F) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any labor unions representing employees of the Company or any subsidiary;
(G) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any of the officers thereof or otherwise increased the compensation payable to the officers or directors of any such entity; (H) except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has entered into or agreed to enter into any amendment of any material term of any outstanding security of the Company or any Subsidiary; and (I) except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has entered into or agreed to enter into (i) any severance grant or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

    SECTION 3.7 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it is filed, when it is supplemented or amended and when it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of the Company Shareholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act. At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Company Disclosure Document") other than the Joint Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Merger each such Company Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity which, to the Knowledge of the Company (as hereinafter defined), are necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its Articles of Incorporation, Bylaws or other organizational document, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents and Schedule 3.8 of the Disclosure Schedule, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth on Schedule 3.8 to this Agreement is a description of any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company's Annual Report on Form 10-K. "Knowledge of the Company" means the actual knowledge of any of the Chief Executive Officer and Chief Financial Officer of the Company.

    SECTION 3.9  Tax Matters.  Except as set forth on Schedule 3.9:

        (a) Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company. All such Tax Returns are correct and complete in all material respects.

        (b) Each of the Company and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

        (c) There is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

        (d) No deficiency for any amount of Tax has been asserted or assessed against the Company or any of its Subsidiaries which either (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts or (ii) would have a Material Adverse Effect if required to by paid.

        (e) No election under Section 341(f) Code has been made to treat the Company or any of its Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither the Company nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (f) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law) as a result of the transactions contemplated by this Agreement.

    SECTION 3.10 Actions and Proceedings. Except as set forth on the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.10 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its properties, assets or business relating to the transactions contemplated by this Agreement.

    SECTION 3.11 Certain Agreements. As of the date of this Agreement, except as set forth on Schedule 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement one trigger of which would be the consummation of the transactions contemplated by this Agreement, except as set forth on
Schedule 3.11 of the Disclosure Schedule.

    SECTION 3.12 ERISA. Each Company Plan complies in all material respects with the Code and all other applicable statutes and governmental rules and regulations, including but not limited to COBRA, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multi-employer Plan or instituted, or is currently considering taking, any action to do so, (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (iv) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA, whether or not waived. With respect to the Company Plans, no event has occurred in connection with which Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Company, there is no reason why any Company Plan is not so qualified in operation. Except as set forth on Schedule 3.12, neither Company nor any of its ERISA Affiliates has been notified by any Company Multi-employer Plan that such Company Multi-employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multi-employer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company SEC Documents. Except as set forth on
Schedule 3.12, none of the Company Plans or any other agreement, commitment or arrangement obligates the Company to pay any separation, severance, termination or similar benefit as a result of the transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of
Section 280G of the Code. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multi-employer
Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Company or any of its ERISA Affiliates or as to which Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and (ii) "Company Multi-employer Plan" means a "Multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) to which Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability. No action has been taken by the Company to accelerate the vesting of or accural of any benefits or obligations under the

LTIP and, as of the Effective Time, no participant shall be vested with any benefit under the LTIP and the Company shall have no obligation to any participant under the LTIP.

    SECTION 3.13 Compliance with Certain Laws. To the Knowledge of the Company, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with past practices, or expressly disclosed in the footnotes thereto, the Company and its Subsidiaries have no liabilities (including, without limitation, Tax liabilities and workmen's compensation liabilities), absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, have no liabilities (including, without limitation, Tax liabilities) that were not incurred in the ordinary course of business other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.15 Labor Matters. Except as set forth on Schedule 3.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Knowledge of the Company, threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    SECTION 3.16 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all Intellectual Property Rights that are used in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.17  Environmental Matters.

    Except as disclosed on Schedule 3.17 of the Disclosure Schedule:

        (a) Each of the Company and its Subsidiaries has complied with, and is in compliance with, all Environmental and Safety Requirements (including all permits, licenses and other authorizations required thereunder), except for any such noncompliance which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (b) Neither the Company nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any actual or potential liability, including any investigatory, remedial or corrective obligation, relating to any of them or its facilities arising under Environmental and Safety Requirements, except for any notice, report or information, the subject of which, would not reasonably be expected to result in liabilities in excess of $250,000.

        (c) None of the Company or any of its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, or any other Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to exceed $250,000.

        (d) Neither this Agreement nor the transaction that is the subject of this Agreement will result in any obligations for environmental disclosure, investigation or cleanup, or notification to or consent of government agencies or third parties, with respect to any of the properties or facilities of the Company or any of its Subsidiaries, pursuant to any so-called so-called "property transfer" Environmental and Safety Requirements.

        (e) Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (f) The Company has furnished to Parent all material environmental, and all material occupational health and safety, audits, reports and other documents relating to the Parent, its Subsidiaries, and any of their properties or facilities, that are in the possession, custody, or control of the Company or any of its Subsidiaries.

        (g) No capital expenditures relating the facilities or operations of the Company or any of its Subsidiaries are anticipated to be required within three years after the Closing Date in order to comply with current or future Environmental and Safety Requirements, except for such expenditures that, individually or in the aggregate, are not reasonably expected to exceed $250,000.

    SECTION 3.18 Required Vote of Company Shareholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the transactions contemplated by this Agreement. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

    SECTION 3.19 Brokers. Except as set forth on Schedule 3.19 of the Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees and commissions relating to the disclosures set forth on Schedule 3.19, together with the legal and accounting fees and expenses arising in connection with the transactions contemplated hereby, shall not exceed $4.5 million.

    SECTION 3.20  State Takeover Statutes and Shareholder Rights Plan.

        (a) Assuming the accuracy of Parent's representations and warranties contained in Section 2.22 (Ownership of Shares), as of the date hereof, no state takeover statute including, without limitation, any business combination act or control share acquisition act, are applicable to the Merger, this Agreement or the transactions contemplated hereby.

        (b) The Company has taken all necessary action so that, as of the Effective Time, (i) the Company will have no additional obligations and Parent will have no obligations under the rights to purchase Company Common Stock (the "Rights") issued pursuant to the Rights Agreement between the Company and Chase Mellon Shareholder Services LLC Bank, dated as of December 21, 1995 (the

    "Rights Agreement") (the Rights and Rights Agreement collectively are the "Company Rights Plan") or the Rights Agreement and (ii) the holders of the Rights will have no additional rights under the Rights or the Rights Agreement, in each case as a result of the transactions contemplated by this Agreement. Execution and delivery of this Agreement does not, and compliance with the provisions hereof will not, cause the holders of the Rights to have any rights under the Rights or the Rights Agreement.

    SECTION 3.21  Investigations; Litigation.

        (a) Except as described in Schedule 3.21, and other than reviews pursuant to the HSR Act, there are, no pending Investigations with respect to the Company or any Subsidiary or with respect to the activities of any officer, director or employee of the Company, nor to the Knowledge of the Company is an Investigation threatened, nor has any Governmental Entity indicated to the Company or any executive officer of the Company an intention to conduct an Investigation, other than Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, a Material Adverse Effect.

        (b) Except as described in Schedule 3.21 hereto, (i) there are no actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Merger or which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against the Company or any Subsidiary enjoining any of them in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iii) there are no actions pending, or to the Knowledge of the Company, threatened against the directors or any director of the Company alleging a breach of such directors' or director's fiduciary duties.

    SECTION 3.22  Contracts and Commitments.

    Except as disclosed on Schedule 3.22 of the Disclosure Schedule:

        (a) The Company is not nor is any Subsidiary, with respect to its business, a party to any oral or written contract:

            (i) that prohibits the Company or any of its Subsidiaries from freely engaging or competing in its line of business anywhere in the world;

            (ii) that is not on arms-length terms;

           (iii) pursuant to which the Company or any of its Subsidiaries has incurred or accrued losses;

            (iv) that by its terms may be terminated upon a change in control of the Company or any of its Subsidiaries;

            (v) that commits the Company or any of its Subsidiaries to purchase or sell any properties or assets outside of the ordinary course of business for consideration in excess of $100,000;

            (vi) that involves an unfulfilled obligation, individually or in the aggregate, in excess of $100,000 and is not terminable by the Company or any of its Subsidiaries upon less than 60 calendar days' notice for a cost of not less than $100,000;

        (b) Since December 31, 1997, none of the Company's or any of its Subsidiaries' significant customers, suppliers, outside service providers or sources of referral has indicated that it will stop or materially decrease the rate of business done with or referred to either the Company or any such Subsidiary.

        (c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price.

        (d) Parent has been supplied with a true and correct copy of all written contracts which are referred to on Schedule 3.22, together with all amendments, exhibits, attachments, waivers or other changes thereto.

    SECTION 3.23  Real Estate Leases.  Schedule 3.23 hereto sets forth a list of
(a) all leases and subleases under which the Company and its Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto, (b) all options held by the Company and its Subsidiaries or contractual obligations on the part of the Company and its Subsidiaries to purchase or acquire any interest in real property and (c) all options granted by the Company and its Subsidiaries or contractual obligations on the part of the Company and its Subsidiaries to sell or dispose of any interest in real property. To the Company's knowledge, there is not any lien, claim, option, charge, security interest, limitation, encumbrance or restriction of any kind (any of the foregoing being a "Lien") on any of the leasehold interests set forth on Schedule 3.23 hereto except for (a) Liens reflected in the balance sheet included in the Company's SEC Documents,
(b) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or a materially impair the use of, such property by the Company and its Subsidiaries in the operation of their respective businesses, (c) Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles (which contested levies are described on Schedule 3.23), and (d) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice (collectively, "Permitted Liens").

    SECTION 3.24 Real Property. Schedule 3.24 hereto lists all real property owned by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on Schedule 3.24 hereto, in each case, to the Company's knowledge, free and clear of all Liens, except for Permitted Liens.

    SECTION 3.25 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement.

                                   ARTICLE 4.
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.1  Conduct of Business Pending the Merger.

        (a) Actions by Parent. Except in connection with the transactions described on Schedule 4.1 or as expressly permitted by clauses (i) through
    (x) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except in connection with the transactions described on Schedule 4.1 or as otherwise expressly contemplated by or necessary to effect this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

            (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Parent Common Stock to employees, directors or consultants of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent, (C) the issuance of no more than 2,200,000 shares of Parent Common Stock in connection with the Parent's Stock Plans, the issuance of shares of Parent Common Stock upon conversion of Parent Class B Common Stock and shares of Parent Common Stock upon the conversion of the 7 1/2% Trust Preferred Securities into the 7 1/2% Convertible Subordinated Debentures and the subsequent conversion of the 7 1/2% Convertible Subordinated Debentures into Parent Common Stock;

           (iii) amend its Charter or Bylaws;

            (iv) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Parent;

            (v) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person in excess of $500,000,000, other than (A) in the ordinary course of business consistent with past practice, (B) indebtedness, loans, advances, capital contributions and investments between Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries (C) in connection with the consummation of the transactions contemplated hereby, and (D) as necessary in connection with any acquisition permitted in Section 4.1(a)(vi) hereof;

            (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any acquisitions, mergers, consolidations or purchases, the asset purchase price or equity purchase price for which

       Parent is responsible does not exceed $100,000,000 million in the aggregate and which does not materially change the ratio of debt to total capitalization of Parent;

           (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

            (ix) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement; or

            (x) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (b) Actions by the Company. Except as expressly permitted by clauses (i) through (xiv) of this Section 4.l(b), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by or necessary to effect this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

            (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such; provided, however, that if the transactions contemplated by this Agreement have not closed by May 28, 1999, the Company may declare a dividend of $0.25 per share in June, payable in July, and may thereafter resume its regular quarterly dividend, (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, except issuances of Company Common Stock (A) pursuant to the exercise of a Company Stock Option granted prior to the date hereof, (B) pursuant to the Company Warrant, and (C) in accordance with Schedule 3.6; provided that no additional options shall be granted after the date hereof;

           (iii) amend its Articles of Incorporation or Bylaws;

            (iv) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

            (v) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, and (B) indebtedness, loans, advances, capital contributions and investments between Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

            (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside of the ordinary course of business;

           (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (viii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

            (ix) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, except one that can be terminated on 30-days' notice without cost, the payment of any penalty, or termination fee, other than as required by law;

            (x) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or, except pursuant to existing plans or policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

            (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

           (xii) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement;

          (xiii) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability; or

           (xiv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 4.2 No Solicitation. From and after the date hereof, neither Parent nor the Company will, and each will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives and those of any of its Subsidiaries not to, directly or indirectly, (a) invite, solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance) any proposal or offer from any person that constitutes, or may reasonably be expected to lead to, a Takeover Proposal (as hereinafter defined), or (b) engage in or continue discussions or negotiations relating to a Takeover Proposal; provided, however, that prior to the receipt of approval by their respective shareholders, the Company and the Parent may engage in discussions or negotiations with, or furnish information concerning itself and its Subsidiaries, business, properties or assets to, any third party which makes an unsolicited, bona fide written Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company or the Parent, as applicable,
(i) concludes in good faith on the basis of the written advice of its respective outside counsel (in the case of the Company, Sommer & Barnard, PC and in the case of the Parent, Kirkland & Ellis) that the failure to take such action would violate the fiduciary obligations of such Board under applicable law, and (ii) concludes in good faith that such Takeover Proposal includes the necessary financing or commitments thereof and is reasonably capable of being consummated taking into account all legal, financial and regulatory aspects of the Takeover Proposal and, in the case of the Company, that such Takeover Proposal would, if consummated, be more favorable, from a financial point of view, to the shareholders of the Company than the Merger (any such more favorable Takeover Proposal satisfying all of the conditions set forth herein being referred to as a "Superior Proposal") and the Company enters into an appropriate confidentiality agreement with such third party (which agreement shall be no less favorable to the Company than the Confidentiality Agreement), a copy of which will be delivered to Parent promptly after execution thereof. Each of Parent and the Company will promptly (but in no case later than 24 hours) notify (and if in writing, provide a copy to) the other party of any Takeover Proposal or amendment or modification thereof, including the material terms and conditions thereof. As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Parent's or the Company's willingness or ability to receive or discuss a proposal or offer, for (A) a tender or exchange offer, or other acquisition of beneficial ownership of, in each case 20% or more of the outstanding voting capital stock of Parent or the Company, respectively, (B) a merger, consolidation, share exchange, recapitalization or other business combination involving either Parent or the Company or any of their respective Subsidiaries or (C) any acquisition in any manner of 20% or more of the assets of, either Parent or the Company and their respective Subsidiaries, taken as a whole in one or more of a series of related transactions.

    SECTION 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement, entered into in connection with any potential business combination, sale of all or substantially all of the assets, merger or transaction of comparable character involving the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE 5.
                             ADDITIONAL AGREEMENTS

    SECTION 5.1 Shareholder Meetings. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by its respective outside counsel, the Company and Parent each shall call a meeting of its shareholders (respectively, the "Company Shareholder Meeting" and the "Parent Shareholder Meeting" and, collectively, the "Shareholder Meetings") to be held on the same day and as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of considering the approval of this Agreement and the transactions contemplated hereby (in the case of the Company) and the Parent Shareholders' Approvals (in the case of Parent). The Company and Parent will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and shall not withdraw such recommendation and shall use their reasonable best efforts to obtain their respective shareholders' approval of such matters;

provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the written advice of Sommer & Barnard, PC in the case of the Company and Kirkland & Ellis in the case of Parent that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Boards of Directors of the Company, Parent and Sub will not rescind their respective declarations that the Merger is advisable, fair to and in the best interest of such company and its shareholders unless, in any such case, any such Board concludes in good faith on the basis of the written advice of Sommer & Barnard, PC in the case of the Company and Kirkland & Ellis in the case of Parent that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law.

    SECTION 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable federal or state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the providing the other party the opportunity to review and comment thereon. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

    SECTION 5.3 Access to Information. Subject to currently existing contractual and legal restrictions (including the maintenance of the attorney-client privilege) applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections and copies as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records. All such information obtained by the parties pursuant to this Section 5.1 shall be subject to the terms of the Confidentiality Agreement between the Company and the Parent (the "Confidentiality Agreement").

    SECTION 5.4 Fees and Expenses. Except as otherwise provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses in connection with this Agreement and the transactions contemplated herein, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing under the HSR Act and the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including related filing fees).

    SECTION 5.5  Reasonable Good Faith Efforts.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the obtaining of any requisite shareholder vote, or other necessary corporate approvals, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that the Company shall not, without Parent's prior written consent, and Parent shall not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Parent, the Company or any of their respective Subsidiaries. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

        (b) Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of the NYSE and Nasdaq.

    SECTION 5.6 Securities Filings. From the date hereof to the Effective Time and thereafter, each of Parent and Company shall timely file all reports required to be filed by it under the Exchange Act, including, without limitation, the timely filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

    SECTION 5.7 Indemnification. For six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Articles of Incorporation and By-Laws in existence on the date hereof for acts or omissions occurring in their capacities as a director or officer at or prior to the Effective Time, including, without limitation, such acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not more than two years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof.

    SECTION 5.8 Employee Benefits. Parent agrees to cause the Surviving Corporation to provide to the current employees of the Company employee benefits (including, without limitation, health, life and disability insurance, retirement benefits and other employee benefits) which are no less favorable to such employees than those provided by either (i) the Company currently or (ii) the Parent for employees in similar positions, as such employee benefits may be provided generally from time to time, the choice of which set of benefits to be in Parent's sole discretion.

    SECTION 5.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    SECTION 5.10 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt written notice to the Company, and the Company shall use its reasonable best efforts to give prompt written notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be, (iv) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement,
(v) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, or (vi) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Parent or Sub, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 5.11 Designation of Directors. As soon as reasonably practicable after the Effective Time, the Board of Directors of Parent shall adopt resolutions increasing the number of members of the Board from 12 to 14 directors and to appoint James O. Futterknecht and such additional person who is recommended by Mr. Futterknecht and approved by the Chairman of the Parent (which approval shall not be unreasonably withheld) to fill the vacancies created by such increase in the number of directors, effective upon such increase. Each shall serve until the next regularly scheduled annual meeting of Parent or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws, and each shall be nominated to serve on the Board at such annual meeting of Parent.

    SECTION 5.12 Letters of Parent's and the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent, and Parent shall use its reasonable best efforts to cause to be delivered to the Company, two letters from the their respective independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 5.13 Amendment of Rights Agreement. The Board of Directors of the Company shall take all necessary action to amend the Rights Agreement so that none of the execution or delivery of this Agreement, the exchange of the shares of Company Common Stock for the shares of Parent Common Stock and cash in accordance with Article I will cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or
(C) the "Shares Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event.

    SECTION 5.14 Financing. Parent shall use its best efforts to obtain the Financing. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Parent will use its best efforts to obtain alternative debt financing from other commercially reasonable sources on pricing terms in which the weighted average interest rate (including all applicable fees) with respect to such alternative financing is not 40% greater than the weighted average interest rate (including all applicable fees) of the proposed Financing and other non-pricing terms are not materially more restrictive than the proposed Financing.

                                   ARTICLE 6.
                       CONDITIONS PRECEDENT TO THE MERGER

    SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) Shareholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of shareholders of the Company in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company, and the Parent Shareholders' Approvals shall have been obtained by the requisite vote of the shareholders of Parent in accordance with applicable rules of the Nasdaq, applicable law, and the Charter and By-Laws of Parent.

        (b) Listing on the Nasdaq. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

        (c)  HSR and Other Approvals.

            (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (ii) All authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity (including State Takeover Approvals, if any), which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

        (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting or restricting the Merger or making the Merger or any of the transactions contemplated hereby illegal; provided, however, subject to the proviso to Section 5.5(a) hereof, that the party seeking to terminate this Agreement pursuant to this Section 6.1(d) shall have used its reasonable best efforts to remove such injunction or overturn such action.

        (e) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which prohibits or restricts the Merger or is reasonably likely to have a Material Adverse Effect on the Parent or the Company, as the case may be.

        (f) Registration Statement or Exemption. Either the Registration Statement shall have become effective in accordance with the provisions of the Securities Act or there shall be an effective exemption from the registration requirements of the Securities Act. If the Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

    SECTION 6.2  Conditions to Obligation of the Company to Effect the
Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (except to the extent qualified as to materiality (including a "Material Adverse Effect"), in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect.

        (b)  Legal Opinions.

            (i) The opinion of Kirkland & Ellis, counsel to Parent, issued in connection with the Registration Statement shall contain a clause entitling the Company to rely thereon.

            (ii) The Company shall have received an opinion from Sommer & Barnard, PC, dated as of the Closing Date, substantially to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) that no gain or loss will be recognized by the Company as a result of the Merger, and (iii) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger except to the extent of cash received pursuant to the Merger. In rendering such opinion, Sommer & Barnard, PC shall be entitled to rely upon usual and customary representations of shareholders and officers of Parent, the Company and others.

    SECTION 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time and, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except to the extent qualified as to materiality (including a "Material Adverse Effect"), in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect.

        (b) Consents. All material third-party consents, except financing consents, and consents necessary under any shareholder agreements applicable to the Company and its Subsidiaries shall have been obtained.

        (c) Legal Opinion. Parent shall have received an opinion from Parent's counsel, dated as of the Closing Date, substantially to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) that no gain or loss will be recognized by the Company as a result of the Merger, and (iii) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger except to the extent of cash received pursuant to the Merger. In rendering such opinion, Parent's counsel shall be entitled to rely upon usual and customary representations of shareholders and officers of Parent, the Company and others.

        (d) Financing. Parent shall have received the proceeds of the Financing necessary to consummate the Merger in accordance with the Financing Commitment Letter.

                                   ARTICLE 7.
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company or
Parent:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph unless such breach remains uncured 30 days following such written notice;

        (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph unless such breach remains uncured 30 days following such written notice;

        (d) by the Parent or the Company if there shall be any law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any order, decree or other order has been entered by a court or other Governmental Entity which has the effect of making the Merger or any of the transactions contemplated hereby illegal;

        (e) by Parent or the Company if the Merger has not been effected on or prior to the close of business on July 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.l(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

        (f) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Company Shareholder Meeting or at any adjournment or postponement thereof;

        (g) by Parent or the Company if the Parent Shareholders' Approvals are not obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof;

        (h) by Parent if (i) the Board of Directors of the Company (the "Company's Board") shall not have recommended, or shall have resolved not to recommend, or shall have modified, amended or withdrawn its approval or recommendation of the Merger, this Agreement or declaration that the Merger is advisable and fair to and in the best interests of the Company, its shareholders, or the Company's Board shall have recommended or accepted any Takeover Proposal, or shall have resolved to do any of the foregoing, (ii) Parent shall request that the Company's Board reaffirm its approval or recommendation of this Agreement or the Merger and the Company's Board shall fail to do so within 10 business days after such request, (iii) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner of more than 20% of the outstanding shares of Company Common Stock, (iv) the Company shall have breached its obligations set forth in Section 4.2 above, or (v) the Company shall have failed, as promptly as practicable after the Registration Statement is declared effective, to call the Company Shareholder Meeting or to mail the Joint Proxy Statement to its shareholders, or failed to include in such statement the Company's Board recommendation of the Merger;

        (i) by the Company if (i) the Board of Directors of Parent (the "Parent's Board") shall not have recommended, or shall have resolved not to recommend, or shall have modified, amended or withdrawn its approval or recommendation of the Share Issuance or that the Share Issuance under this Agreement is advisable and fair and in the best interests of the Parent and its stockholders, or the Parent's Board shall have recommended or accepted any Takeover Proposal or shall have resolved to do any of the foregoing,
    (ii) the Company shall request that the Parent's Board reaffirm its approval or recommendation of this Agreement or the Merger and the Parent's Board shall fail to do so within 10 business days after such request, (iii) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner of more than 20% of the outstanding shares of Parent Common Stock, (iv) Parent shall have breached its obligations set forth in Section 4.2 above, or (v) Parent shall have failed, as promptly as practicable after the Registration Statement is declared effective, to call the Parent Shareholder Meeting or to mail the Joint Proxy Statement to its shareholders, or failed to include in such statement the Board of Directors recommendation of the Merger; or

        (j) by the Company if (i) the closing price on Nasdaq of the Parent Common Stock is less than $24.00 per share on each trading day in any period of five (5) or more consecutive trading days (the "Measurement Period") beginning seven calendar days after execution of this Agreement and (ii) the closing price of the S&P MidCap Index on the last day of the Measurement Period, as reported in The Wall Street Journal, has not decreased by 20% or more from the closing price of the S&P MidCap Index as of the date of this Agreement and (iii) the average of the closing prices on the last day of the Measurement Period of the companies included in the Parent's industry peer group as set forth under the heading Performance Graph in the Parent's proxy statement dated April 6, 1998, that are currently publicly traded (the "Peer Group"), as reported in The Wall Street Journal, has not decreased by 20% or more from average of the closing prices of the Peer Group as of the date of this Agreement and (iv) the Company provides written notice to Parent of its election to terminate under this paragraph (j) by giving notice of such termination pursuant to Section 8.2 hereof within five (5) trading days after the last day of any such Measurement Period.

    SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for Section 5.4, 7.5, Article 8 and the obligations of the parties under the Confidentiality Agreement which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    SECTION 7.5  Fees on Termination.

        (a) (i) If any event referred to in Section 7.1(h) occurs at a time when the Company does not have a right to terminate under Section 7.1(j), this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause), then the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent a fee of $12.5 million (the "Fee"), plus actual and reasonable out of pocket expenses of Parent and Sub relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent's counsel, accountants, financing sources and financial advisors) not to exceed $500,000 (the "Expenses"), in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

            (ii) If at a time when the Company does not have a right to terminate under Section 7.1(j):

               (A) this Agreement is terminated by the Company pursuant to
           Section 7.1(e) where prior to the date of termination a Takeover Proposal with respect to the Company was made; or

               (B) (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(f) or 7.1(g), and (y) prior to the Company Shareholder Meeting but after the date of this Agreement a Takeover Proposal with respect to the Company was made;

    then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent the Expenses in cash, such payment to be made promptly, but in no event later than the second business day following such termination. If within eighteen months after such termination, a Company Acquisition Transaction occurs, then in addition to the Expenses, Company shall pay the Fee promptly, but in no event later than the second business day following the closing of the Company Acquisition Transaction. Regardless of the circumstances giving rise to termination, the Fee plus Expenses will be the maximum amount payable under clauses (a)(i) and (a)(ii).

        The Company acknowledges that the agreements contained in this Section
    7.5 are an integral part of the transactions contemplated by this Agreement. Accordingly, if the Company shall fail to pay when due any amounts which shall become due under Section 7.5 hereof, the Company shall in addition thereto pay to Parent all costs and expenses (including feeds and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the "prime rate" as announced from time to time by Bank of America.

        A "Company Acquisition Transaction" means any of the following events:
    (A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) the Company enters into an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation, share exchange, recapitalization or other business combination involving the Company or the acquisition of a 20% interest in, or at least 20% of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement); or (D) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock. For purposes of this Section 7.5, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

        (b) (i) If any event referred to in Section 7.1(i) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) Parent shall (without prejudice to any other rights of Company against Parent) pay to the Company a fee of $12.5 million (the "Company Fee"), plus actual and reasonable out of pocket expenses of the Company relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Company's counsel, accountants, financing sources and financial advisors) not to exceed $500,000 (the "Company Expenses") in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

            (ii) If:

               (A) this Agreement is terminated by Parent pursuant to Section 7.1(e) where prior to the date of termination a Takeover Proposal with respect to the Parent was made;

               (B) (x) this Agreement is terminated by the Company or Parent at a time when the Company is entitled to terminate this Agreement pursuant to Section 7.1(f) or 7.1(g), and (y) prior to the date of termination but after the date of this Agreement a Takeover Proposal with respect to Parent was made;

               (C) this Agreement is terminated by the Parent pursuant to
           Section 7.1(e) solely as a result of the failure of the condition set forth in Section 6.3(d);

    then, in each case, Parent shall (without prejudice to any other rights of the Company against Parent) pay to the Company the Company Expenses in cash, such payment to be made promptly, but in no event later than the second business day following such termination. In addition, if the termination occurs under clause (C) above, or if a Parent Acquisition Transaction occurs within eighteen months following the termination in clauses (A) and (B), then Parent shall pay to the Company the Company Fee, in addition to the Company Expenses, in cash promptly, but in no event later than the second business day following (1) such termination under clause (C) or (2) the closing the Parent Acquisition Transaction under clauses (A) and (B). Regardless of the circumstances giving rise to termination, the Company Fee, plus Company Expenses will be the maximum amount payable under clauses
    (b)(i) and (b)(ii).

        Parent acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement. Accordingly, if Parent shall fail to pay when due any amounts which shall become due under Section 7.5 hereof, Parent shall in addition thereto pay to the Company all costs and expenses (including feeds and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the "prime rate" as announced from time to time by Bank of America.

        A "Parent Acquisition Transaction" means any of the following events:
    (A) any Person acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock and Parent Class B Common Stock in the aggregate; (B) any new group is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Parent Common Stock and Parent Class B Common Stock in the aggregate (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) Parent enters into an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation, share exchange, recapitalization or other business combination involving Parent (other than this Agreement) or the acquisition of a 20% interest in, or at least 20% of the assets, business or operations of, Parent or (D) any Person (other than the Company or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Parent Common Stock and Parent Class B Common Stock in the aggregate which, together with all shares of Parent Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock and Parent Class B Common Stock in the aggregate.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

    SECTION 8.1  Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I, Sections 5.3, 5.4, 5.7, 5.8, and 5.11, this Article 8 and the Confidentiality Agreement shall survive the Effective Time, and those set forth in Section 5.4, 7.5, this Article 8 and the Confidentiality Agreement shall survive termination.

    SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, three days after mailing by United States certified mail, return receipt requested, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub:
       Dura Automotive Systems, Inc.
       2791 Research Drive
       Rochester Hills, Michigan 48309
       Attn: Karl F. Storrie
       Facsimile Number: (248) 299-7501
    with copies to:
    Hidden Creek Industries
       4508 IDS Center
       Minneapolis, Minnesota 55402

    Attn: Scott D. Rued
       Carl E. Nelson

    Facsimile Number: (612) 332-2012
    and

    Kirkland & Ellis
    200 East Randolph Street
    Chicago, Illinois 60601

    Attn: Jeffrey C. Hammes, PC
       John A. Schoenfeld, Esquire

    Facsimile Number: (312) 861-2200

    (b) if to the Company:
       Excel Industries, Inc.
       1120 North Main Street
       Elkhart, Indiana 46514
       Attn: James O. Futterknecht
       Facsimile Number: (219) 264-2136

    with copies to:
        Sommer & Barnard, PC
       4000 Bank One Tower
       111 Monument Circle
       Indianapolis, Indiana 46204
       Attn: James K. Sommer, Esquire
       Facsimile Number: (317) 236-9802

    SECTION 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include, "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation. "

    SECTION 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules attached hereto or referred to herein, and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    SECTION 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably waives right to trial by jury.

    SECTION 8.10 Litigation Costs. In the event it becomes necessary for any party hereto to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation hereof then, in addition to any and all other judicial remedies that may be granted, the prevailing party shall be entitled to recover attorneys' fees and all other costs sustained by it in connection with such litigation.

                [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DURA AUTOMOTIVE SYSTEMS, INC.

By: /s/ CARL E. NELSON
--------------------------------------
Carl E. Nelson

Its: Vice President
--------------------------------------

WINDOWS ACQUISITION CORPORATION

By: /s/ DAVID J. HULS
--------------------------------------
David J. Huls

Its: Vice President
--------------------------------------

EXCEL INDUSTRIES, INC.

  By: /s/ JAMES O. FUTTERKNECHT, JR.

--------------------------------------
      James O. Futterknecht, Jr.

Its: Chairman of the Board, President
     and Chief Executive Officer